UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2017 (January 10, 2017)

Artemis Therapeutics, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE
 (State or Other Jurisdiction of Incorporation)

000-24431	84-1417774
(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, Suite 307, New York, NY	10003
(Address of Principal Executive Offices)	(Zip Code)

(646) 233-1454

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Executive Officer

New York Global Innovations Inc., or the Company, has appointed Mr. Peter N. Payne, age 57, to serve as the Company’s Chief Executive Officer, effective as of January 10, 2017.

For his services as Chief Executive Officer, Mr. Payne will receive an annual salary in the amount of $180,000.  If, by December 31, 2017 (the “Investment Date”), the Company receives capital investments in the aggregate amount of at least $4,000,000, Mr. Payne’s salary will increase to an annual rate of $300,000, and he shall receive a bonus of $10,000 for each month of employment prior to the Investment Date. Mr. Payne is also entitled to receive an annual bonus at the discretion of the Company’s Board of Directors.

Mr. Payne was previously employed as founder and President of Gennaker Bio, LLC, a life sciences consulting firm, since January 2016, where he also served in the same capacity from July 2012 to October 2013.  From November 2014 to January 2016, he served as Senior Vice President of Business Development & Corporate Strategy at Chimerix, Inc. (NASDAQ: CMRX).  Prior to his time at Chimerix, Inc., starting in October 2013, Mr. Payne was Chief Executive Officer and Co-Founder of eXcelerate Research, Inc. From January 2011 to June 2012, Mr. Payne was employed as the Chief Business Officer and head of U.S. Operations for TcLand Expression, S.A.

There are no transactions in which Mr. Payne has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The employment agreement, dated as of January 5, 2017 and entered into as of January 10, 2017, by and between the Company and Mr. Payne (the “Employment Agreement”), is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing is only a description of the material terms of the Employment Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Employment Agreement, dated as of January 5, 2017, by and between the Company and Peter Payne.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artemis Therapeutics, Inc.

By:	/s/ Chanan Morris
Name: Chanan Morris
Title: Chief Financial Officer

Date:  January 17, 2017